Exhibit 99.1

AMERICOLD REALTY TRUST ANNOUNCES THIRD QUARTER 2019 RESULTS

Atlanta, GA, November 7, 2019 - Americold Realty Trust (NYSE: COLD) (the “Company”), the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses, today announced financial and operating results for the third quarter ended September 30, 2019.

Fred Boehler, President and Chief Executive Officer of Americold Realty Trust, stated, “The third quarter was strong, with total company revenue growth of 16.0%, total company NOI growth of 18.9%, and Core EBITDA growth of 21.6%. This growth was driven by contribution from our second quarter acquisitions, continued operating efficiency gains, and solid performance from our core same store portfolio. At the same time, we continue to benefit from our integration efforts to realize synergies as we implement our Americold Operating System and commercial business practices. Additionally, we continued to make steady progress on our five active expansion and development projects.”
“As we look ahead to the end of the year and into 2020, underlying supply and demand dynamics within our industry remain steady. We continue to see a wealth of potential opportunities. Our strong balance sheet supports our ability to execute a multi-pronged growth strategy, and we have demonstrated our ability to integrate new properties and portfolios efficiently and effectively. We remain committed to providing world class service to our existing and new customers, and driving stable cash flow growth and creating long term value for our shareholders.”

Third Quarter 2019 Highlights

•	Total revenue of $466.2 million, a 16.0% increase over the same quarter last year.

•	Total NOI of $120.7 million, an 18.9% increase over the same quarter last year.

•	Core EBITDA of $93.4 million, a 21.6% increase over the same quarter last year, or a 23.4% increase on a constant currency basis.

•	Net income of $27.1 million, or $0.14 per diluted common share, compared to net income of $24.5 million in the same quarter last year.

•	Core FFO of $59.1 million, or $0.30 per diluted common share, compared to $43.9 million in the same quarter last year.

•	AFFO of $52.4 million, or $0.27 per diluted common share, compared to $41.4 million in the same quarter last year.

•	Global Warehouse segment revenue of $365.6 million, a 23.0% increase over the same quarter last year.

•	Global Warehouse segment NOI of $113.4 million, a 21.1% increase over the same quarter last year.

•	Global Warehouse segment same store revenue grew 2.0%, or 3.3% on a constant currency basis, with same store segment NOI improving 1.0%, or 2.3% on a constant currency basis.

•	Sold minority interest in its China joint venture for approximately $15.0 million in cash proceeds.

•
Received Baa3/stable rating from Moody's, which reduced the Company's $800 million Unsecured Revolver spread by 55 basis points to L+90, and its $475 million Unsecured Term Loan A spread by 45 basis points to L+100

Year to Date 2019 Highlights

•	Total revenue increased 9.3% to $1,297.7 million.

•	Total NOI increased 14.7% to $340.5 million.

•	Core EBITDA increased 16.2% to $258.0 million for the year to date 2019, or a 17.8% increase on a constant currency basis.

•	Net income of $27.4 million, or $0.15 per diluted common share, compared to net income of $45.3 million for the same period of the prior year.

•	Core FFO of $155.1 million, or $0.87 per diluted common share for the year to date 2019.

•	AFFO of $154.8 million, or $0.87 per diluted common share for the year to date 2019.

•	Global Warehouse segment revenue of $993.4 million, a 14.0% increase over the prior period.

•	Global Warehouse segment NOI increased 16.1% to $318.0 million for the year to date 2019.

•
Global Warehouse segment same store revenue grew 1.3%, or 3.2% on a constant currency basis, with same store segment NOI improving 2.1%, or 3.4% on a constant currency basis, for the year to date 2019.

Third Quarter 2019 Total Company Financial Results
Total revenue for the third quarter of 2019 was $466.2 million, a 16.0% increase from the same quarter of the prior year. This growth was driven by the incremental revenue from the 2019 acquisitions, improvements in contractual rate escalations, growth in fixed commitment storage contracts, and one additional business day compared to the same quarter last year. Additionally, the launch of the Chicago expansion and the stabilization of the Middleboro, MA facility also contributed to this growth. These factors were partially offset by the translation impact of the strengthening US dollar.

For the third quarter of 2019, the Company reported net income of $27.1 million, or $0.14 per diluted share, compared to $24.5 million for the same quarter of the prior year. Net income for the current quarter included $4.3 million of gain from the sale of partially owned entities, and recognition of a $7.8 million deferred tax benefit. Net income for the prior quarter included a $3.7 million benefit related to refundable Alternative Minimum Tax credits that are no longer subject to limitation under the Tax Cut and Jobs Act.

Total NOI for the third quarter of 2019 was $120.7 million, an increase of 18.9% from the same quarter of the prior year.

Core EBITDA was $93.4 million for the third quarter of 2019, compared to $76.8 million for the same quarter of the prior year. This reflects a 21.6% increase over prior year, or 23.4% on a constant currency basis, largely impacted by increased Core EBITDA from acquisitions. Additionally, Core EBITDA margin increased by 92 basis points to 20.0%. This growth and margin improvement was partially offset by higher health insurance costs related to an increase in high dollar claims, the translation impact of the strengthening US dollar, and startup costs related to its Chicago development project.

For the third quarter of 2019, Core FFO was $59.1 million, or $0.30 per diluted share, compared to $43.9 million for same quarter of the prior year. The year-over-year increase is driven primarily by increased FFO as a result of acquisitions.

For the third quarter of 2019, AFFO was $52.4 million, or $0.27 per diluted share, compared to $41.4 million for same quarter of the prior year. AFFO excludes certain expenses and income items that do not represent core expenses and income streams.

Please see the Company's supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

Third Quarter 2019 Global Warehouse Segment Results
For the third quarter of 2019, Global Warehouse segment revenues were $365.6 million, an increase of $68.4 million, or 23.0%, compared to $297.2 million for the third quarter of 2018. This growth was driven by the incremental revenue from the 2019 acquisitions as well as the same revenue growth factors mentioned above.

Warehouse segment NOI was $113.4 million for the third quarter of 2019, which reflects growth of 21.1%. The year-over-year growth was driven by incremental NOI from its 2019 acquisitions, the previously mentioned revenue trends, and disciplined power and facility related cost controls through the Americold Operating System. Global Warehouse segment margin was 31.0% for the third quarter of 2019, a 48 basis point decline compared to the same quarter of the prior year. The decrease in margin was primarily due to higher health insurance costs related to an increase in high dollar claims, the translation impact of the strengthening US dollar, and startup costs related to its Chicago development project.

The following tables summarize the global warehouse and same store financial results and metrics for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,			Change
Dollars in thousands	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses	165		144	n/a	n/a
Global Warehouse revenues:
Rent and storage	$155,998	$157,426	$130,044	20.0%	21.1%
Warehouse services	209,595	212,101	167,181	25.4%	26.9%
Total revenues	$365,593	$369,527	$297,225	23.0%	24.3%
Global Warehouse contribution (NOI)	$113,408	$114,618	$93,638	21.1%	22.4%
Global Warehouse margin	31.0%	31.0%	31.5%	-48 bps	-49 bps
Units in thousands except per pallet data
Global Warehouse rent and storage metrics:
Average physical occupied pallets	2,857	2,857	2,439	17.1%	n/a
Average economic occupied pallets	2,997	2,997	2,550	17.5%	n/a
Average physical pallet positions	3,792	3,792	3,166	19.8%	n/a
Physical occupancy percentage	75.3%	75.3%	77.0%	-169 bps	n/a
Economic occupancy percentage	79.0%	79.0%	80.6%	-152 bps	n/a
Total rent and storage revenues per physical occupied pallet	$54.60	$55.10	$53.32	2.4%	3.3%
Total rent and storage revenues per economic occupied pallet	$52.06	$52.53	$50.99	2.1%	3.0%
Global Warehouse same store services metrics:
Throughput pallets	7,975	7,975	6,726	18.6%	n/a
Total warehouse services revenues per throughput pallet	$26.28	$26.60	$24.85	5.8%	7.0%

SAME STORE WAREHOUSE
Number of same store warehouses	138		138	n/a	n/a
Global Warehouse same store revenues:
Rent and storage	$128,956	$130,388	$127,120	1.4%	2.6%
Warehouse services	169,070	171,561	165,065	2.4%	3.9%
Total same store revenues	$298,026	$301,949	$292,185	2.0%	3.3%
Global Warehouse same store contribution (NOI)	$92,681	$93,883	$91,754	1.0%	2.3%
Global Warehouse same store margin	31.1%	31.1%	31.4%	-30 bps	-31 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage metrics:
Average physical occupied pallets	2,318	2,318	2,385	(2.8)%	n/a
Average economic occupied pallets	2,446	2,446	2,486	(1.6)%	n/a
Average physical pallet positions	3,090	3,090	3,098	(0.3)%	n/a
Physical occupancy percentage	75.0%	75.0%	77.0%	-196 bps	n/a
Economic occupancy percentage	79.2%	79.2%	80.2%	-108 bps	n/a
Same store rent and storage revenues per physical occupied pallet	$55.62	$56.24	$53.30	4.4%	5.5%
Same store rent and storage revenues per economic occupied pallet	$52.71	$53.30	$51.13	3.1%	4.2%
Global Warehouse same store services metrics:
Throughput pallets	6,635	6,635	6,645	(0.1)%	n/a
Same store warehouse services revenues per throughput pallet	$25.48	$25.86	$24.84	2.6%	4.1%

	Nine Months Ended September 30,			Change
Dollars in thousands	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses	165		144	n/a	n/a
Global Warehouse revenues:
Rent and storage	$424,403	$430,294	$381,104	11.4%	12.9%
Warehouse services	569,036	578,955	490,350	16.0%	18.1%
Total revenues	$993,439	$1,009,249	$871,454	14.0%	15.8%
Global Warehouse contribution (NOI)	$318,044	$321,786	$274,043	16.1%	17.4%
Global Warehouse margin	32.0%	31.9%	31.4%	57 bps	44 bps
Units in thousands except per pallet data
Global Warehouse rent and storage metrics:
Average physical occupied pallets	2,622	2,622	2,423	8.2%	n/a
Average economic occupied pallets	2,758	2,758	2,531	9.0%	n/a
Average physical pallet positions	3,528	3,528	3,196	10.4%	n/a
Physical occupancy percentage	74.3%	74.3%	75.8%	-146 bps	n/a
Economic occupancy percentage	78.2%	78.2%	79.2%	-99 bps	n/a
Total rent and storage revenues per physical occupied pallet	$161.84	$164.09	$157.29	2.9%	4.3%
Total rent and storage revenues per economic occupied pallet	$153.88	$156.02	$150.59	2.2%	3.6%
Global Warehouse same store services metrics:
Throughput pallets	21,862	21,862	19,982	9.4%	n/a
Total warehouse services revenues per throughput pallet	$26.03	$26.48	$24.54	6.1%	7.9%

SAME STORE WAREHOUSE
Number of same store warehouses	137		137	n/a	n/a
Global Warehouse same store revenues:
Rent and storage	$373,396	$379,287	$371,013	0.6%	2.2%
Warehouse services	492,734	502,629	483,862	1.8%	3.9%
Total same store revenues	$866,130	$881,916	$854,875	1.3%	3.2%
Global Warehouse same store contribution (NOI)	$274,743	$278,464	$269,200	2.1%	3.4%
Global Warehouse same store margin	31.7%	31.6%	31.5%	23 bps	8 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Average physical occupied pallets	2,253	2,253	2,337	(3.6)%	n/a
Average economic occupied pallets	2,383	2,383	2,440	(2.4)%	n/a
Average physical pallet positions	3,055	3,055	3,072	(0.6)%	n/a
Physical occupancy percentage	73.8%	73.8%	76.1%	-233 bps	n/a
Economic occupancy percentage	78.0%	78.0%	79.4%	-145 bps	n/a
Same store rent and storage revenues per physical occupied pallet	$165.72	$168.33	$158.74	4.4%	6.0%
Same store rent and storage revenues per economic occupied pallet	$156.72	$159.19	$152.03	3.1%	4.7%
Global Warehouse same store services:
Throughput pallets	19,459	19,459	19,715	(1.3)%	n/a
Same store warehouse services revenues per throughput pallet	$25.32	$25.83	$24.54	3.2%	5.3%
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(n/a = not applicable)

Fixed Commitment Rent and Storage Revenue
For the third quarter of 2019, $244 million of the Company's rent and storage revenues were derived from customers with fixed commitment storage contracts. This compares to $232 million for the second quarter of 2019 and $215 million for the third quarter of 2018. The Company's recent acquisitions had a lower percentage of fixed committed contracts as a percentage of rent and storage revenue. On a combined pro forma basis, 40.0% of rent and storage revenues were generated from fixed commitment storage contracts.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company's customers have space available when needed. At times, these customers may be paying for space that is not physically occupied. For the third quarter of 2019, economic occupancy for the total warehouse segment was 79.0% and warehouse segment same store pool was 79.2%, representing a 369 basis point and 414 basis point increase above physical occupancy, respectively. For the third quarter of 2019, physical occupancy for the total warehouse segment was 75.3% and warehouse segment same store pool was 75.0%.

Real Estate Portfolio
As of September 30, 2019, the Company's portfolio consists of 176 facilities, two less than what was reported as of the second quarter 2019. The Company ended the third quarter of 2019 with 165 facilities in its Global Warehouse segment portfolio and 11 facilities in its Third Party Managed segment portfolio. During the third quarter, the Company exited a leased facility in Heyburn, Idaho that was classified as non-same store. Additionally, the Company exited the operations of one of its Third Party Managed facilities in Crete, Nebraska. The same store population consists of 138 facilities as of September 30, 2019, which is unchanged from the second quarter of 2019. The remaining twenty-seven non-same store Warehouse facilities include the 24 facilities that were acquired in 2019, and three legacy facilities that are in various stages of operational stabilization.

Balance Sheet Activity and Liquidity
At September 30, 2019, the Company had total liquidity of approximately $1.5 billion, including cash and capacity on its revolving credit facility and $137 million and $235 million of net proceeds from its September 2018 and April 2019 equity forwards, respectively. Total debt outstanding was $1.9 billion (inclusive of $174 million of capital leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 76% was in an unsecured structure. The Company has no material debt maturities until 2022, assuming the one-year extension option is exercised on its revolver. At quarter end, its net debt to pro forma Core EBITDA was approximately 4.1x. Of the Company's total debt outstanding, $1.7 billion relates to real estate debt, which excludes sale-leaseback and capitalized lease obligations. The Company's real estate debt has a remaining weighted average term of 6.5 years and carries a weighted average contractual interest rate of 4.29%. As of September 30, 2019, 92% of the Company's total debt outstanding was at a fixed rate, inclusive of the $225 million interest rate swap that was entered into during the third quarter of 2019.

Dividend
On August 22, 2019, the Company's Board of Trustees declared a dividend of $0.20 per share for the third quarter of 2019, which was paid on October 15, 2019 to common shareholders of record as of September 30, 2019.

2019 Outlook

The Company updated guidance for full year 2019 as follows:

•
Global warehouse segment same store revenue growth to range between 2 and 4 percent on a constant currency basis and same store NOI growth to be 100 to 200 basis points higher than the associated revenue. Given the higher than expected healthcare costs experienced year to date, the Company now expects same store NOI growth for this year to be in the bottom half of its stated range of 100 to 200 basis points higher than the associated revenue growth.

•	Selling, general, and administrative expense, as a percentage of total revenue, is expected to range between 7.0 and 7.2 percent.

•	Total recurring maintenance capital expenditures is now expected in the range of $50 to $60 million.

•	Total expansion and development capital expenditures is expected to aggregate in a range of $205 to $215 million, which includes spending related to the Company's announced development projects.

•	Anticipated AFFO payout ratio of 65 to 68 percent.

•	Full year weighted average diluted share count of 180 to 184 million shares.

The Company's guidance is provided for informational purposes based on current plans and assumptions as is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, November 7, 2019 at 5:00 p.m. Eastern Time to discuss third quarter 2019 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust's website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13695203. The telephone replay will be available starting shortly after the call until November 21, 2019.

The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 176 temperature-controlled warehouses, with over 1 billion refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net income (loss) available to common shareholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net income (loss) available to common shareholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financing; decreased storage rates or increased vacancy rates; risks related to current and potential international operations and properties; our failure to realize the intended benefits from our recent acquisitions including synergies, or disruptions to our plans and operations or unknown or contingent liabilities related to our recent acquisitions; our failure to successfully integrate and operate acquired properties or businesses, including but not limited to: Cloverleaf Cold Storage, Lanier Cold Storage and PortFresh Holdings, LLC; difficulties in identifying properties to be acquired and completing acquisitions; acquisition risks, including the failure of such acquisitions to perform in accordance with projections; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof; difficulties in expanding our operations into new markets, including international markets; our failure to maintain our status as a REIT; our operating partnership’s failure to qualify as a partnership for federal income tax purposes; uncertainties and risks related to natural disasters and global climate change; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements; liabilities as a result of our participation in multi-employer pension plans; losses in excess of our insurance coverage; the cost and time requirements as a result of our operation as a publicly traded REIT; changes in foreign currency exchange rates; the potential dilutive effect of our common share offerings; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares of beneficial interest, $0.01 par value per share, or our common shares; and risks related to our forward sale agreement entered into with Bank of America, N.A. in September 2018, as amended, or the 2018 forward sale agreement, and our forward sale agreement entered into with Bank of America, N.A. in April 2019, or the 2019 forward sale agreement, including substantial dilution to our earnings per share or substantial cash payment obligations.

Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this document include, among others, statements about our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and our other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Americold Realty Trust and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	September 30, 2019	December 31, 2018
Assets
Property, plant, and equipment:
Land	$516,354	$385,232
Buildings and improvements	2,612,087	1,849,749
Machinery and equipment	792,661	577,175
Assets under construction	105,917	85,983
	4,027,019	2,898,139
Accumulated depreciation and depletion	(1,192,126)	(1,097,624)
Property, plant, and equipment – net	2,834,893	1,800,515

Operating lease right-of-use assets	73,362	—
Accumulated depreciation – operating leases	(14,575)	—
Operating leases – net	58,787	—

Financing leases:
Buildings and improvements	11,227	11,227
Machinery and equipment	72,217	49,276
	83,444	60,503
Accumulated depreciation – financing leases	(26,347)	(21,317)
Financing leases – net	57,097	39,186

Cash and cash equivalents	310,116	208,078
Restricted cash	6,872	6,019
Accounts receivable – net of allowance of $6,042 and $5,706 at September 30, 2019 and December 31, 2018, respectively	210,912	194,279
Identifiable intangible assets – net	288,232	25,056
Goodwill	310,640	186,095
Investments in partially owned entities	—	14,541
Other assets	64,642	58,659
Total assets	$4,142,191	$2,532,428

Liabilities and shareholders’ equity
Liabilities:
Accounts payable and accrued expenses	314,173	253,080
Mortgage notes, senior unsecured notes and term loan – net of unamortized deferred financing costs of $13,750 and $13,943, in the aggregate, at September 30, 2019 and December 31, 2018, respectively	1,696,350	1,351,014
Sale-leaseback financing obligations	116,628	118,920
Financing lease obligations	57,258	40,787
Operating lease obligations	61,849	—
Unearned revenue	17,925	18,625
Pension and postretirement benefits	16,257	16,317
Deferred tax liability – net	14,385	17,992
Multi-employer pension plan withdrawal liability	8,787	8,938
Total liabilities	2,303,612	1,825,673
Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 191,750,746 and 148,234,959 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1,918	1,482
Paid-in capital	2,579,318	1,356,133
Accumulated deficit and distributions in excess of net earnings	(718,874)	(638,345)
Accumulated other comprehensive loss	(23,783)	(12,515)
Total shareholders’ equity	1,838,579	706,755
Total liabilities and shareholders’ equity	$4,142,191	$2,532,428

See accompanying notes to condensed consolidated financial statements.

Americold Realty Trust and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Rent, storage, and warehouse services	$365,593	$297,225	$993,439	$871,454
Third-party managed services	62,846	62,551	188,497	192,182
Transportation services	35,685	40,193	109,273	117,427
Other	2,058	2,041	6,512	6,755
Total revenues	466,182	402,010	1,297,721	1,187,818
Operating expenses:
Rent, storage, and warehouse services cost of operations	252,185	203,587	675,395	597,411
Third-party managed services cost of operations	60,263	58,998	179,851	180,993
Transportation services cost of operations	31,045	36,045	96,071	106,099
Cost of operations related to other revenues	1,983	1,896	5,901	6,344
Depreciation, depletion and amortization	45,065	29,402	115,598	87,861
Selling, general and administrative	32,476	27,323	96,262	83,179
Acquisition, litigation and other	3,780	1,194	30,237	4,768
Loss (gain) from sale of real estate	—	12	34	(8,372)
Impairment of long-lived assets	—	—	13,485	747
Total operating expenses	426,797	358,457	1,212,834	1,059,030

Operating income	39,385	43,553	84,887	128,788

Other income (expense):
Loss from investments in partially owned entities	(165)	(437)	(111)	(324)
Gain from sale of partially owned entities	4,297	—	4,297	—
Interest expense	(24,907)	(22,834)	(70,581)	(70,258)
Bridge loan commitment fees	—	—	(2,665)	—
Interest income	1,798	877	5,206	2,610
Loss on debt extinguishment and modifications	—	—	—	(21,385)
Foreign currency exchange (loss) gain, net	(43)	734	(66)	2,926
Other (expense) income, net	(249)	96	(1,007)	184
Income before income tax (expense) benefit	20,116	21,989	19,960	42,541
Income tax (expense) benefit:
Current	(834)	3,063	(4,828)	672
Deferred	7,809	(512)	12,221	2,093
Total income tax benefit	6,975	2,551	7,393	2,765

Net income	$27,091	$24,540	$27,353	$45,306
Less distributions on preferred shares of beneficial interest - Series A	—	—	—	(1)
Less distributions on preferred shares of beneficial interest - Series B	—	—	—	(1,817)
Net income attributable to common shares of beneficial interest	$27,091	$24,540	$27,353	$43,488

Weighted average common shares outstanding – basic	192,325	144,948	175,010	138,438
Weighted average common shares outstanding – diluted	197,363	147,626	178,970	141,191

Net income per common share of beneficial interest - basic	$0.14	$0.17	$0.15	$0.31
Net income per common share of beneficial interest - diluted	$0.14	$0.17	$0.15	$0.31

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts - unaudited)
	Three Months Ended
	Q3 19	Q2 19	Q1 19	Q4 18	Q3 18	YTD 19
Net income (loss)	$27,091	$4,891	$(4,629)	$2,678	$24,540	$27,353
Adjustments:
Real estate related depreciation and depletion	31,238	28,518	22,665	22,405	21,903	82,421
Net loss on sale of depreciable real estate	—	34	—	—	—	34
Net loss (gain) on asset disposals	7	—	138	913	(65)	145
Impairment charges on certain real estate assets	—	—	12,555	—	—	12,555
Real estate depreciation on China JV	232	269	289	398	292	790
NAREIT Funds from operations	$58,568	$33,712	$31,018	$26,394	$46,670	$123,298
Adjustments:
Net loss (gain) on sale of non-real estate assets	212	167	(118)	110	(314)	261
Non-real estate impairment	—	930	—	—	—	930
Non-offering related equity issuance expenses (a)	(29)	(164)	1,511	(34)	605	1,318
Non-recurring public company implementation costs (b)	—	—	—	544	496	—
Acquisition, diligence and integration costs(c)	2,671	15,014	1,441	599	21	19,126
Stock-based compensation expense, IPO grants	777	556	607	1,433	845	1,940
Severance, reduction in workforce costs and equity acceleration(d)	1,031	2,641	4,293	(73)	73	7,965
Terminated site operations costs (e)	(90)	6	338	(1,870)	—	254
Litigation and other related settlement costs (f)	197	467	910	—	—	1,574
Loss on debt extinguishment, modifications and termination of derivative instruments	—	—	—	26,174	—	—
Foreign currency exchange loss (gain)	43	83	(60)	43	(734)	66
Excise tax settlement	—	—	—	(128)	—	—
Alternative Minimum Tax receivable from Tax Cuts & Jobs Act	—	—	—	—	(3,745)	—
Bridge loan commitment fees	—	2,665	—	—	—	2,665
Gain on sale of partially owned entities	(4,297)	—	—	—	—	(4,297)
Core FFO applicable to common shareholders	$59,083	$56,077	$39,940	$53,192	$43,917	$155,100
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,526	1,522	1,456	1,414	1,532	4,504
Amortization of below/above market leases	38	38	38	37	38	114
Straight-line net rent	(150)	(151)	(137)	(86)	(62)	(438)
Deferred income taxes (benefit) expense	(7,809)	(3,352)	(1,060)	(1,059)	512	(12,221)
Stock-based compensation expense, excluding IPO grants	2,593	2,628	2,032	994	1,226	7,253
Non-real estate depreciation and amortization	13,828	11,919	7,431	7,387	7,499	33,178
Non-real estate depreciation and amortization on China JV	108	107	102	107	132	317
Recurring maintenance capital expenditures (g)	(16,772)	(10,734)	(5,487)	(12,652)	(13,377)	(32,993)
Adjusted FFO applicable to common shareholders	$52,445	$58,054	$44,315	$49,334	$41,417	$154,814

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts - unaudited)
	Three Months Ended
	Q3 19	Q2 19	Q1 19	Q4 18	Q3 18	YTD 19

NAREIT Funds from operations	$58,568	$33,712	$31,018	$26,394	$46,670	$123,298
Core FFO applicable to common shareholders	59,083	56,077	39,940	53,192	43,917	$155,100
Adjusted FFO applicable to common shareholders	$52,445	$58,054	$44,315	$49,334	$41,417	$154,814

Reconciliation of weighted average and fully diluted shares:
Weighted average basic shares for net income calculation	192,325	182,325	149,404	148,592	144,948	175,010
Dilutive stock options, unvested restricted stock units, equity forward contract	5,038	3,792	3,041	2,932	2,678	3,960
Weighted average dilutive shares	197,363	186,117	152,445	151,524	147,626	178,970
Common shares equivalents (h)	(2,777)	8,523	13	482	3,931	15,616
Fully diluted common shares outstanding(i)	194,586	194,640	152,458	152,006	151,557	194,586

NAREIT FFO - basic per share	$0.30	$0.18	$0.21	$0.18	$0.32	$0.70
NAREIT FFO - diluted per share	0.30	0.18	0.20	0.17	0.32	0.69
NAREIT FFO - fully diluted per share	0.30	0.17	0.20	0.17	0.31	0.63

Core FFO - basic per share	0.31	0.31	0.27	0.36	0.30	0.89
Core FFO - diluted per share	0.30	0.30	0.26	0.35	0.30	0.87
Core FFO - fully diluted per share	0.30	0.29	0.26	0.35	0.29	0.80

Adjusted FFO - basic per share	0.27	0.32	0.30	0.33	0.29	0.88
Adjusted FFO - diluted per share	0.27	0.31	0.29	0.33	0.28	0.87
Adjusted FFO - fully diluted per share	$0.27	0.30	$0.29	$0.32	$0.27	$0.80

(a)
Represents one-time costs and professional fees associated with secondary offerings on behalf of selling shareholders during the first quarter of 2019, and non-offering related expenses in connection with our IPO, our follow-on offering in September 2018, and our follow-on offering in April 2019.

(b)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(c)
Represents costs associated with mergers and acquisition activity including: advisory, legal, accounting, valuation and other professional or consulting fees. Acquisition expense includes key employee retention costs. Integration costs include pre- and post-acquisition costs of work performed to facilitate integration into the Company’s "Americold Operating System" (AOS), information systems and processes. The majority of integration costs consist of professional service fees.

(d)
Represents certain contractual and negotiated severance and separation costs from exited former executives, reduction in headcount due to synergies achieved through acquisitions or operational efficiencies, reduction in workforce costs associated with exiting or selling non-strategic warehouses, and accelerated expense for stock awards that vest in advance of the original vesting date due to executive termination and trustee resignation.

(e)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(f)	Represents costs associated with litigation charges outside of the normal course of business including professional service fees and settlement amounts.
(g)
Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

(h)	Fully diluted common share equivalents outstanding at each respective quarterly period end.
(i)
Assumes i) the exercise of all outstanding stock options and conversion of all outstanding restricted stock units at the beginning of the quarter, and ii) the follow-on public offering of 4 million common shares in Q3 18 and 42 million in Q2 19 were outstanding for the entire quarter.

Reconciliation of Net Income (Loss) to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands - unaudited)
	Three Months Ended					Trailing Twelve Months Ended
	Q3 19	Q2 19	Q1 19	Q4 18	Q3 18	Q3 19
Net income (loss)	$27,091	$4,891	$(4,629)	$2,678	$24,540	$30,031
Adjustments:
Depreciation, depletion and amortization	45,065	40,437	30,096	29,792	29,402	145,390
Interest expense	24,907	24,098	21,576	23,054	22,834	93,635
Income tax (benefit) expense	(6,975)	(906)	488	(853)	(2,551)	(8,246)
EBITDA	$90,088	$68,520	$47,531	$54,671	$74,225	$260,810
Adjustments:
Net loss on sale of depreciable real estate	—	34	—	913	—	947
Adjustment to reflect share of EBITDAre of partially owned entities	519	592	615	250	265	1,976
NAREIT EBITDAre	$90,607	$69,146	$48,146	$55,834	$74,490	$263,733
Adjustments:
Severance, reduction in workforce costs and equity acceleration (a)	1,031	2,641	4,294	(73)	73	7,893
Terminated site operations cost (b)	(90)	6	338	(1,870)	—	(1,616)
Non-offering related equity issuance expenses (c)	(29)	(164)	1,511	(34)	605	1,284
Non-recurring public company implementation costs (d)	—	—	—	544	496	544
Acquisition, diligence and integration costs (e)	2,671	15,014	1,441	599	21	19,725
Litigation and other related settlement costs (f)	197	467	910	—	—	1,574
Loss from investments in partially owned entities	165	68	(122)	745	437	856
Gain on sale of partially owned entities	(4,297)	—	—	—	—	(4,297)
Impairment of long-lived assets	—	930	12,555	—	—	13,485
Loss (gain) on foreign currency exchange	43	83	(60)	43	(734)	109
Stock-based compensation expense	3,372	3,185	2,639	2,429	2,070	11,625
Loss on debt extinguishment, modifications and termination of derivative instruments	—	—	—	26,174	—	26,174
Net loss (gain) on sale of non-real estate assets	218	168	20	534	(379)	940
Reduction in EBITDAre from partially owned entities	(519)	(592)	(615)	(250)	(265)	(1,976)
Bridge loan commitment fees	—	2,665	—	—	—	2,665
Core EBITDA	$93,369	$93,617	$71,057	$84,675	$76,814	$342,718

(a)
Represents certain contractual and negotiated severance and separation costs from exited former executives, reduction in headcount due to synergies achieved through acquisitions or operational efficiencies, reduction in workforce costs associated with exiting or selling non-strategic warehouses, and accelerated expense for stock awards that vest in advance of the original vesting date due to executive termination and trustee resignation.

(b)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)
Represents one-time costs and professional fees associated with secondary offering on behalf of selling shareholders during the first quarter of 2019, and non-offering related expenses in connection with our IPO, our follow-on offering in September 2018, and our follow-on offering in April 2019.

(d)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(e)
Represents costs associated with mergers and acquisition activity including: advisory, legal, accounting, valuation and other professional or consulting fees. Acquisition expense includes key employee retention costs. Integration costs include pre- and post-acquisition costs of work performed to facilitate integration into the Company’s AOS, information systems and processes. The majority of integration costs consist of professional service fees.

(f)	Represents costs associated with litigation charges outside of the normal course of business including professional service fees and settlement amounts.

Revenue and Contribution by Segment
(In thousands - unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Segment revenues:
Warehouse	$365,593	$297,225	$993,439	$871,454
Third-party managed	62,846	62,551	188,497	192,182
Transportation	35,685	40,193	109,273	117,427
Other	2,058	2,041	6,512	6,755
Total revenues	466,182	402,010	1,297,721	1,187,818

Segment contribution:
Warehouse	113,408	93,638	318,044	274,043
Third-party managed	2,583	3,553	8,646	11,189
Transportation	4,640	4,148	13,202	11,328
Other	75	145	611	411
Total segment contribution	120,706	101,484	340,503	296,971

Reconciling items:
Depreciation, depletion and amortization	(45,065)	(29,402)	(115,598)	(87,861)
Selling, general and administrative expense	(32,476)	(27,323)	(96,262)	(83,179)
(Loss) gain from sale of real estate	—	(12)	(34)	8,372
Acquisition, litigation and other	(3,780)	(1,194)	(30,237)	(4,768)
Impairment of long-lived assets	—	—	(13,485)	(747)
Loss from investments in partially owned entities	(165)	(437)	(111)	(324)
Gain from sale of partially owned entities	4,297	—	4,297	—
Interest expense	(24,907)	(22,834)	(70,581)	(70,258)
Bridge loan commitment fees	—	—	(2,665)	—
Interest income	1,798	877	5,206	2,610
Loss on debt extinguishment and modification	—	—	—	(21,385)
Foreign currency exchange (loss) gain	(43)	734	(66)	2,926
Other (expense) income, net	(249)	96	(1,007)	184
Income before income tax benefit	$20,116	$21,989	$19,960	$42,541
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
We also operate a limestone quarry on the land we own around our Carthage, Missouri warehouse, which contains substantial limestone deposits. We do not view the operation of the quarry as an integral part of our business.

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-real estate asset impairment, non-offering related equity issuance expenses, non-recurring public company implementation costs, stock-based compensation expense for the IPO retention grants, severance, reduction in workforce costs and equity acceleration, acquisition, diligence and integration related costs, terminated site operations costs, bridge loan commitment fees, litigation and other related settlements, loss on debt extinguishment and modification, and foreign currency exchange gain or loss. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of financing costs, pension withdrawal liability and above or below market leases, straight-line net rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, excluding IPO grants, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our annual and quarterly reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation, depletion and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for impairment charges on intangible and long-lived assets, severance, reduction in workforce costs and equity acceleration, terminated site operations costs, non-offering related equity issuance expenses, non-recurring public company implementation costs, acquisition, diligence and integration related costs, bridge loan commitment fees, litigation and other related settlements, loss on debt extinguishment and modification, stock-based compensation expense, foreign currency exchange gain or loss, loss or gain on other asset disposals, loss or income on partially owned entities, gain on sale of partially owned entities and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 20 of the Company's supplemental financial information reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.